Exhibit 99.1

National Interstate Corporation Reports 2011 Results

•	Earnings from operations increased in 2011: fourth quarter +53%, full year +14%
•	Gross premiums written increased in 2011: fourth quarter +9%, full year +20%
•	ROE of 11% for 2011

Richfield, Ohio, February 22, 2012 – National Interstate Corporation (Nasdaq: NATL) today reported results for the 2011 fourth quarter and full year. Net after-tax earnings from operations per share, diluted of $.56 for the 2011 fourth quarter and $1.78 for the 2011 full year increased compared to the same prior year periods. Both investment and underwriting income increased in the 2011 fourth quarter and the 2011 full year reflected higher net investment income offset by lower underwriting profits, compared to the same 2010 periods. Gross premiums written of $114.7 million for the 2011 fourth quarter and $526.3 million for the 2011 full year increased 9% and 20%, respectively, compared to the same periods last year. Both 2011 periods reflect the favorable impact of growth in existing businesses as well as the Vanliner Insurance Company acquisition in 2010.

Earnings

The table below shows the Company’s net income per share determined in accordance with U.S. generally accepted accounting principles (GAAP), reconciled between several non-GAAP financial measures to better reflect the results related to the ongoing business.

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(In thousands, except per share data)		(In thousands, except per share data)
Net after-tax earnings from operations	$10,887	$7,110	$34,644	$30,516
After-tax net realized gain from investments	996	514	2,910	2,811
After-tax impact from balance sheet guaranty for Vanliner	165	(2,081)	(1,926)	(2,081)
Gain on bargain purchase of Vanliner	—	—	—	7,453
Change in valuation allowance related to net capital losses	—	—	—	810

Net income	$12,048	$5,543	$35,628	$39,509

Net after-tax earnings from operations per share, diluted	$0.56	$0.36	$1.78	$1.58
After-tax net realized gain from investments per share, diluted	0.05	0.03	0.15	0.14
After-tax impact from balance sheet guaranty for Vanliner per share, diluted	0.01	(0.11)	(0.10)	(0.11)
Gain on bargain purchase of Vanliner, diluted	—	—	—	0.38
Change in valuation allowance related to net capital losses per share, diluted	—	—	—	0.04

Net income per share, diluted	$0.62	$0.28	$1.83	$2.03

Net after-tax earnings from operations include underwriting income and net investment income. After-tax realized gains from investments, the after-tax impact on underwriting results related to the balance sheet guaranty and the gain on bargain purchase from the Vanliner acquisition are separately presented to better reflect the results related to ongoing business.

Underwriting Results:

The following ratios exclude the impact from the balance sheet guaranty associated with the Vanliner acquisition to reflect the results of ongoing underwriting operations:

	Three Months Ended December 31,		Year Ended December 31,
	2011 (a)	2010 (a)	2011 (a)	2010 (a)
Losses and loss adjustment expense ratio	67.6%	70.9%	70.4%	67.5%
Underwriting expense ratio	24.7%	25.2%	24.0%	24.6%

Combined ratio	92.3%	96.1%	94.4%	92.1%

(a)	These underwriting ratios exclude the impact of the runoff of the guaranteed Vanliner business based on premiums earned of $0.6 million and $25.7 million for the 2011 fourth quarter and full year, respectively, and $24.6 million and $59.2 million for the 2010 fourth quarter and full year, respectively.

The 2011 fourth quarter combined ratio of 92.3% improved compared to 2010 due to favorable claims results, offsetting the trend of higher combined ratios experienced in the first three quarters of the year. The underwriting results for the full year of 2011 reflect higher claims costs and slightly lower underwriting expenses when compared to 2010. The prolonged competitive commercial market conditions contributed to rising loss and loss adjustment expense (LAE) ratios in 2011.

Claims: The 2011 fourth quarter loss and LAE ratio improved 3.3 percentage points compared to the 2010 fourth quarter. Claims results in the passenger transportation products, both Alternative Risk Transfer and traditional, were improved in the quarter reflecting lower frequency and severity. The Company has experienced fewer large claims in its higher limit passenger transportation business which was offset by higher claims costs in several other products, including two products in the program business portion of the Alternative Risk Transfer component, one of which has recently undergone corrective underwriting actions, with the other having been terminated in the 2011 fourth quarter.

For the 2011 fourth quarter the Company had favorable development from prior year claims of $1.4 million which reduced the loss and LAE ratio by 1.3 percentage points. This compares to 1.4 percentage points of favorable development for the 2010 fourth quarter.

Underwriting Expenses: The Company’s quarterly underwriting expense ratios often vary based on the mix of business written or non-recurring items, but have remained relatively unchanged for the past several years. The 2011 fourth quarter and full year underwriting expense ratios were both within the expected range and slightly improved compared to the same 2010 periods.

Dave Michelson, President and Chief Executive Officer said, “Underwriting results for the 2011 fourth quarter bounced backed nicely when compared to the up-tick in claims that we experienced in the 2011 second and third quarters. We continually remind investors that our quarterly results can vary because of the timing of claims occurrences. We continue to target low to mid 90’s combined ratios in the current insurance environment. As noted last quarter, the insurance markets remain competitive, but we are seeing more instances of flat to slightly higher rates in our traditional commercial markets.”

Investments:

Net investment income for 2011 was higher in all quarters when compared to 2010 which accounted for the increase in operating income. Net investment income of $8.2 million for the 2011 fourth quarter and $30.6 million for the 2011 full year increased 20% and 31%, respectively compared to the same 2010 periods. The increase in net investment income was in part due to the addition of the Vanliner portfolio. The Company also took advantage of the steep yield curve and volatility in the fixed income sectors in 2011 to reposition its portfolio into higher yielding investments resulting in improved net investment income with minimal impact on the duration and credit quality of the portfolio.

The Company had net realized gain from investments of $4.5 million for the 2011 full year primarily from security sales at gains as part of the portfolio repositioning. The net realized gains of $4.3 million for the 2010 full year were primarily from sales to generate funds for the Vanliner acquisition.

The Company maintains a high quality and diversified portfolio with approximately 94% of its fixed income portfolio rated NAIC 1 or 2 (investment grade) and an average duration of 4.1 years. The fair value and unrealized gains (losses) of fixed maturities and equity securities were as follows:

	December 31, 2011
	Fair Value	Net Unrealized Gain (Loss)
	(In thousands)
U.S government and agencies	$104,007	$6,562
Foreign government	5,723	59
State and local government	340,247	12,788
Mortgage backed securities	248,510	1,446
Corporate obligations	229,519	5,956
Preferred redeemable securities	9,613	(555)

Total fixed maturities	$937,619	$26,256
Equity securities	$31,750	$763

Total fixed maturities and equity securities	$969,369	$27,019

Impact from the Vanliner Guaranteed Runoff Business and Deferred Income Tax Valuation Allowance:

As previously disclosed, the seller of Vanliner provided National Interstate with comprehensive financial guarantees related to the runoff of Vanliner’s final closing balance sheet whereby both favorable and unfavorable balance sheet development inures to the seller. Additionally, as a result of purchase accounting requirements the Company determined the fair value of the future economic benefit of the financial guarantees and acquired loss reserves as of the date of acquisition and recorded it as a $7.5 million gain on bargain purchase in the 2010 third quarter, despite the fact that actual gains and losses related to the financial guaranty were reflected as incurred in periods following the acquisition. As such, the gain on bargain purchase option and the after-tax impact from the runoff business guaranteed by the seller have been reported separately from the net after-tax earnings from operations to reflect only those results of the ongoing business.

In 2008, the Company established a valuation allowance on deferred tax assets associated with its net realized investment losses, primarily impairment charges during the financial crisis, which increased the 2008 effective tax rate. Beginning in the 2009 first quarter and continuing through the 2010 first quarter, this valuation allowance decreased resulting in a corresponding decrease in the federal income tax expense. No valuation allowance against deferred tax assets existed subsequent to March 31, 2010.

Gross Premiums Written

The table below summarizes gross premiums written by business component:

	Three Months Ended December 31,
	2011		2010
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$62,541	54.6%	$50,091	47.4%
Transportation	36,358	31.7%	38,374	36.3%
Specialty Personal Lines	10,644	9.3%	12,194	11.6%
Hawaii and Alaska	3,465	3.0%	3,669	3.5%
Other	1,645	1.4%	1,243	1.2%

Gross premiums written	$114,653	100.0%	$105,571	100.0%

	Year Ended December 31,
	2011		2010
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$285,351	54.2%	$229,844	52.4%
Transportation	162,870	30.9%	123,752	28.2%
Specialty Personal Lines	53,729	10.2%	61,662	14.1%
Hawaii and Alaska	18,137	3.5%	18,104	4.1%
Other	6,225	1.2%	5,268	1.2%

Gross premiums written	$526,312	100%	$438,630	100%

Alternative Risk Transfer (ART): The ART component grew 25% for the 2011 fourth quarter and 24% for the 2011 full year compared to the same 2010 periods. The growth in this component was attributable to new programs initiated earlier in the year as well as continuing very high customer retention and new customers in existing programs. During 2011 the Company added new programs and customers in moving and storage, trucking and passenger transportation ART products and terminated a program in the fourth quarter. The Company expects the ART component to continue to be a primary growth source.

Transportation: The Transportation component growth of 32% in 2011 primarily occurred in the first half of the year from the moving and storage business written through Vanliner. The Transportation component would have been flat for the fourth quarter excluding the premium that was part of the Vanliner balance sheet guaranty which does not impact the Company’s operating results. The Company continues to experience competitive pricing for the products in this component.

Specialty Personal Lines: Gross premiums written in the specialty personal lines component have declined in each quarter of 2011 resulting in a decrease of 13% for the 2011 full year. Underwriting and pricing actions in 2010 related to the commercial vehicle product and a decline in the number of quotes and average premium per policy in 2011 for the RV product have adversely affected the top line for this component.

Hawaii and Alaska: Gross premiums written for the 2011 full year were flat compared to 2010. After two consecutive quarters of growth, the top line for this component decreased 6% in the 2011 fourth quarter as market conditions remain competitive.

Mr. Michelson commented, “We are pleased with the 20% increase in gross premiums written which was the result of continued growth in the ART component and a full year of Vanliner premium in 2011 compared to only the six months following the July 2010 acquisition. As we look ahead to 2012, we expect no worse than flat rates in our traditional commercial businesses and ART growth from both new opportunities and recently incepted programs, which could be partially offset by the program that was discontinued in the fourth quarter. “

Summary Comments:

“In 2011 we successfully integrated Vanliner into our operations and the excellent fourth quarter results concluded a solid year for us both in terms of top line and profitability,” stated Mr. Michelson. “Our combined ratio of 94.4% is in the anticipated range and investment income came in ahead of expectations. We again grew shareholders value with 13% growth in our per share book value. We are confident in our ability to continue to achieve similar results in 2012.”

Earnings Conference Call

The Company will hold a conference call to discuss the 2011 fourth quarter and full year results on Thursday, February 23, 2012 at 10:00 a.m. Eastern Time. There are two communication modes available to listen to the call. Telephone access to the conference call and Q and A session will be available by dialing 888-713-4213 and providing the confirmation code 94201526. Please dial in 5 to 10 minutes prior to the scheduled starting time. To pre-register for the conference call, go to https://www.theconferencingservice.com/prereg/key.process?key=PFQKGNDXG and follow the instructions provided. The conference call will be broadcast live over the Internet. To listen to the call via the Internet, access our website at http://invest.natl.com and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on our website.

Forward-Looking Statements

This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions, any weaknesses in the financial markets and other factors, including prevailing interest rate levels and stock and credit market performance which may affect or continue to affect (among other things) our ability to sell our products and to collect amounts due to us, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; our ability to manage our growth strategy, customer response to new products and marketing initiatives; tax law and accounting changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; regulatory changes or actions, including those relating to regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; levels of natural catastrophes, terrorist events, incidents of war and other major losses; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations. The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.

About National Interstate Corporation

An Insurance Experience Built Around You.

National Interstate Corporation (Nasdaq: NATL), founded in 1989, is the holding company for a specialty property-casualty insurance group which differentiates itself by offering products and services designed to meet the unique needs of niche markets. Products include insurance for passenger, truck, and moving and storage transportation companies, alternative risk transfer, or captive programs for commercial risks, specialty personal lines products focused primarily on recreational vehicle owners and small commercial vehicle accounts, and transportation and general commercial insurance in Hawaii and Alaska. The Company’s insurance subsidiaries, including the three primary insurers, National Interstate Insurance Company, Vanliner Insurance Company and Triumphe Casualty Company, are rated “A” (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG) (Nasdaq: AFG).

Contact:

Tanya Inama

National Interstate Corporation

877-837-0339

investorrelations@nationalinterstate.com

www.natl.com

NATIONAL INTERSTATE CORPORATION

SELECTED FINANCIAL DATA

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
Operating Data:	2011	2010	2011	2010
Gross premiums written	$114,654	$105,571	$526,313	$438,630

Net premiums written	$96,465	$86,624	$442,200	$354,529

Premiums earned	$110,396	$107,091	$429,946	$358,371
Net investment income	8,233	6,887	30,554	23,298
Net realized gains on investments (*)	1,533	790	4,477	4,324
Gain on bargain purchase	—	—	—	7,453
Other	711	856	3,541	3,680

Total revenues	120,873	115,624	468,518	397,126
Losses and loss adjustment expenses	74,741	82,068	308,357	256,408
Commissions and other underwriting expenses	23,113	19,635	87,737	67,639
Other operating and general expenses	4,572	5,776	17,432	17,197
Expense on amounts withheld	1,182	875	3,910	3,450
Interest expense	131	59	298	294

Total expenses	103,739	108,413	417,734	344,988

Income before income taxes	17,134	7,211	50,784	52,138
Provision for income taxes	5,086	1,668	15,156	12,629

Net income	$12,048	$5,543	$35,628	$39,509

Per Share Data:
Net income per common share, basic	$0.62	$0.29	$1.84	$2.04
Net income per common share, assuming dilution	$0.62	$0.28	$1.83	$2.03

Weighted number of common shares outstanding, basic	19,383	19,357	19,371	19,343
Weighted number of common shares outstanding, diluted	19,522	19,484	19,491	19,452

Cash dividend per common share	$0.09	$0.08	$0.36	$0.32

(*) Consists of the following:
Realized gains before impairment losses	$3,442	$834	$6,532	$4,666

Total losses on securities with impairment charges	(2,665)	—	(2,811)	(197)
Non-credit portion in other comprehensive income	756	(44)	756	(145)

Net impairment charges recognized in earnings	(1,909)	(44)	(2,055)	(342)

Net realized gains on investments	$1,533	$790	$4,477	$4,324

GAAP Ratios:
Losses and loss adjustment expense ratio	67.7%	76.6%	71.7%	71.5%
Underwriting expense ratio	24.4%	22.9%	23.7%	22.7%

Combined ratio	92.1%	99.5%	95.4%	94.2%

Return on equity (a)			10.8%	13.6%
Average shareholders’ equity			$330,084	$290,448

			At December 31, 2011	At December 31, 2010 (b)
Balance Sheet Data (GAAP):
Cash and invested assets			$1,021,104	$965,204
Reinsurance recoverable			199,081	208,590
Amounts refundable on purchase price of Vanliner			—	14,256
Intangible assets			8,660	8,972
Total assets			1,525,069	1,488,605
Unpaid losses and loss adjustment expenses			776,576	798,645
Long-term debt			22,000	20,000
Total shareholders’ equity			$350,590	$309,578
Total shareholders’ equity, excluding unrealized gains/losses on fixed maturities			$333,524	$305,441
Book value per common share, basic (at period end)			$18.07	$15.99
Book value per common share, excluding unrealized gains/losses on fixed maturities (at period end)			$17.19	$15.78
Common shares outstanding at period end (c)			19,398	19,356

(a)	The ratio of annualized net income to average shareholders’ equity at the beginning and end of the period

(b)	Certain line items and ratios associated with the 2010 results have been impacted by the required purchase accounting related to the Vanliner acquisition.

(c)	Common shares outstanding at period end include all vested common shares. At December 31, 2011 and December 31, 2010 there were 73,800 and 88,500, respectively, unvested common shares that were excluded from the common shares outstanding calculation. These restricted shares will be included in calculation upon vesting.